                                                                     EXHIBIT 2.3

                                WORKING AGREEMENT

THIS AGREEMENT MADE THIS 10TH DAY OF AUGUST, 1999

B E T W E E N:

                          MED-EMERG INTERNATIONAL INC.
                       (HEREINAFTER REFERRED TO AS "MEII")

                                                               OF THE FIRST PART
                                     - AND -

                              YFMC HEALTHCARE INC.
                       (HEREINAFTER REFERRED TO AS "YFMC")

                                                              OF THE SECOND PART


     WHEREAS MEII intends to make an offer to purchase all of the issued and outstanding securities of YFMC (the "Transaction");

     AND WHEREAS the parties together with 997675 Ontario Inc. and Page Raymond & Associates Ltd. (the "Principal Shareholders of YFMC") have entered into the Business Combination Agreement;

     AND WHEREAS the parties must obtain their respective regulatory and shareholder approvals to proceed with the Transaction (the "Approvals");

     AND WHEREAS the parties anticipate at least a ninety (90) day delay in obtaining the appropriate Approvals and are desirous of establishing, pending completion of the Transaction, a working agreement for the purposes of carrying on business as a combined entity;

     NOW THEREFORE, in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby covenant and agree as follows:

1.   TERM:

This Agreement shall come into force and effect as of the date of the execution of the Business Combination Agreement (the "Effective Date") and shall continue in force until the earlier of:

     1.   the successful closing of the Transaction; and

     2. the termination of the Business Combination Agreement in accordance with the termination provisions therein.

2.       OBJECTIVES AND RELATIONSHIP OF THE PARTIES:

2.1 As of the Effective Date, MEII and YFMC agree to establish a working agreement for the purpose of continuing carrying on their respective businesses but as one combined entity ("MEII-YFMC").

2.2 During the term of this Agreement, MEII-YFMC will have the following objectives:

     1. to operate and to continue with the development of the Physician Practice Management ("PPM") division, which includes, without limitation, the acquisition of medical centres and the creation of new health centres throughout Canada;

     2. the development of the HealthyConnect.com (or other related name) division of MEII;

     3.   the creation of strategic alliances; and

     4. engaging in any other business which is for the benefit of MEII-YFMC;

2.3 In conjunction with the Transaction, YFMC has offered employment or consulting packages to YFMC management with MEII's consent. In order to meet the mutual objectives of both parties of carrying on business as MEII-YFMC, the following persons have agreed that the commencement date of their term of employment or consulting arrangements will be the Effective Date:

     1. DR. DONALD WILSON: Dr. Wilson will act as an administrator and his responsibilities will include recruiting qualified physicians, organizing physician's shifts, developing an organization-wide quality assurance program, contributing to the combined business' strategy and plans for growth and developing health programs for the clinics managed or operated by MEII-YFMC;

     2. MARTIN SCULLION: Mr. Scullion will act as General Manager of medical clinic operations and his responsibilities will include overseeing the planning, coordination and execution of operations at present and future medical clinics managed or operated by MEII-YFMC;

     3. MARC E. SMITH: Mr. Smith will act as General Corporate Counsel of MEII-YFMC and his responsibilities will include managing all corporate legal and compliance matters, lease negotiations, contract development, acquisition related matters and be involved in the development of business growth strategies; and

     4. ED BELANGER: International Health Consultants Inc. will provide the services of Mr. Belanger to MEII-YFMC to serve as Vice-President Corporate Finance and Development and as President of YFMC Healthcare (Alberta) Inc.

3.   CARRYING ON BUSINESS:

3.1 YFMC and MEII shall each continue operating their respective businesses on the understanding that they shall consult one another in the same fashion as if they were operating as one combined entity.

3.2 Each of YFMC and MEII, unless otherwise agreed upon, will, subject to the Business Combination Agreement, continue to carry on business using their respective credit facilities to fund day to day operation and the acquisitions of new businesses. All new acquisitions and/or businesses will, subject to the Business Combination Agreement, be concluded under their respective banners, to be later converted into the combined new entity, provided the successful completion of the Transaction.

3.3 Neither YFMC or MEII shall have the authority to act for the other or to incur any obligation on behalf of the other.

4.   TERMINATION AND DISPUTE RESOLUTION:

4.1 In the event that the Transaction does not successfully close and that this Agreement is terminated, the parties agree to the following:

     1. Without limitation thereon, all acquisitions, business development and/or creation of strategic alliances which were secured either prior to or during the term of this Agreement by YFMC or MEII, shall remain the property of either YFMC or MEII, as the case may be;

     2. MEII will advance, from time to time, up to $50,000, as working capital for YFMC. For greater certainty, the advances will not be used by YFMC in respect of acquisitions. Such advances will be evidenced by a promissory grid note with such rate of interest and such other terms (including terms as to security) as may be mutually agreed. The amount evidenced by such promissory note will, in the event the Transaction is not completed, be repaid by January 31, 2000.

     3. In the event the Transaction is not completed, YFMC and MEII agree to reimburse one another for operational expenses incurred to facilitate the combination of the business operations, such as traveling and out-of-pocket expenses and which would not have been incurred but for the proposed business combination. For greater certainty, expenses relating to the negotiation and preparation of the Business Combination Agreement and related expenses are not reimbursable by either party.

     4. Within sixty days of the termination of this agreement and in the event the Transaction has not been completed, both YFMC and MEII shall provide one another with a summary of all expenses incurred for which reimbursement is sought pursuant to this provision. Within forty-five days of receipt of the summary, the parties hereto shall consult and negotiate with one another in good faith to reach a just and equitable resolution of the reimbursement of such expenses.

     5. To the extent amounts are reimbursable by one party to the other, such amounts may be set-off against amounts otherwise owing by such party to the other party.

4.2 If the aforementioned attempts referred to in paragraph 4.1(3) fail within the forty-five (45) days provided, then such disagreement shall be referred to arbitration pursuant to the Arbitration legislation of the province of Ontario and in accordance with the following:

     1. any party may by written notice to the other party request that the disagreement be referred to arbitration with the reference being to a single arbitrator who is reasonably knowledgeable in the health related industry and mutually agreed to by the parties, provided that, if the parties are unable to agree on an arbitrator within twenty (20) days of receipt of the written notice, the arbitration shall be to three arbitrators each being reasonably knowledgeable in the aforementioned field, one of whom shall be appointed by YFMC and one of whom shall be appointed by MEII and each party shall provide notice to the other party of the arbitrator so appointed within thirty (30) days of the written notice requesting arbitration and the third arbitrator shall be appointed by the arbitrators appointed by YFMC and MEII and such third arbitrator shall be the chairperson; provided further that if either party fails to give notice of the appointment of an arbitrator herein provided the reference shall be to an arbitrator appointed in accordance with this clause and as such the arbitrator shall be considered to have been mutually agreed to by the parties;

     2. where reference is to three arbitrators, decisions may be made by the majority of the arbitrators provided that matters susceptible to reduction to a number, such as a dollar amount, shall be decided by closed ballot by averaging the two nearest numerical decisions of the three arbitrators;

     3. the arbitrator(s) may proceed to an award notwithstanding the failure of one party to participate in the arbitration proceedings;

     4. the prevailing party shall be entitled to an award of reasonable legal fees incurred in connection with the arbitration in such amount as determined by the arbitrator(s); and

     5. the award of the arbitrator(s) shall be enforceable in a court of competent jurisdiction.

5.   APPLICABLE LAW

5.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario and shall be treated, in all respects, as an Ontario contract. Each Party to this Agreement irrevocably attorns to and submits to the jurisdiction of the Courts of Ontario with respect to any matter arising under to relating to this Agreement.

6.   ACCOUNTING TERMS

6.1 All calculations are to be made and all financial data to be submitted are to be prepared, in accordance with the generally accepted accounting principles approved from time to time by the Canadian Institute of Chartered Accountants, or any successor institute applied on a consistent basis.

7.   SEVERABILITY

7.1 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.   COUNTERPARTS

8.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

IN WITNESS WHEREOF this agreement has been executed by the parties hereto.

                                          )
                                          )
                                          )        YFMC HEALTHCARE INC.
                                          )        /s/ Martin Scullion
                                          ) PER:
                                                 -----------------------------

                                          )        I have authority to bind the
                                          )         corporation
                                          )
                                          )        MED-EMERG INTERNATIONAL
                                          )        INC.
                                          )        /s/ Kathryn Gamble
                                          ) PER:
                                                 -----------------------------

                                          )        I have authority to bind the
                                          )         corporation


With reference to paragraph 2.3 of this Agreement, Messrs. Donald Wilson, Martin Scullion, Marc Smith and Ed Belanger and International Health Consultants Inc. hereby agree to the terms thereof.

/s/ Donald Wilson                                /s/ Marc Smith
-----------------------------                    ------------------------------
    Donald Wilson                                    Marc E. Smith


/s/ Martin Scullion                              /s/ Ed Belanger
-----------------------------                    ------------------------------
    Martin Scullion                                  Ed Belanger


INTERNATIONAL HEALTH CONSULTANTS INC.

       /s/ Ed Belanger
Per:
     -----------------------------

       I have the authority to bind the corporation